Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Employment Agreement”) is entered, effective March 26, 2008, (the “Effective Date”) by and between HealthExtras, Inc. (the “Company”) and Hai Tran (the “Executive”).

WHEREAS, the Company is engaged in business as a pharmacy benefits manager; and

WHEREAS, the Company seeks to employ the Executive, and the Executive seeks employment with and for the Company and to execute the duties as Chief Financial Officer that the Chief Executive Officer of the Company (the “CEO”) or the Board of Directors of the Company (the “Board”) may from time-to-time assign; and

WHEREAS, Executive and the Company wish to enter into this Employment Agreement to set forth the terms for employment and compensation for the Executive;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties hereto hereby agree to enter into this Employment Agreement effective as of the Effective Date.

SECTION I

Term of Employment; Executive Representation.

1.1	Employment Term. Executive shall be employed by the Company under the terms of this Employment Agreement for a three-year period commencing on the first day of Executive’s active employment with the Company, which shall be anytime on or before June 1, 2008 (the “Employment Term”); however, Executive’s position as the Company’s Chief Financial Officer shall not be effective until July 1, 2008. Notwithstanding the foregoing, the Executive’s employment with the Company may be terminated pursuant to Section VIII, on the terms and subject to the conditions set forth in this Employment Agreement. On the date the Executive’s employment with the Company ends, the Executive shall cease to hold any position (whether as an officer, director, manager, employee, trustee, fiduciary or otherwise) with the Company or any of its subsidiaries or affiliates, unless the Executive and the Company shall specifically agree otherwise in writing.

1.2

Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Employment Agreement by Executive and the Company, and the performance by Executive of the Executive’s duties hereunder, shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement, other agreement, or policy (including any covenant not to compete, solicit employees, or customers of any prior employer(s)) to which Executive is a party or otherwise bound. Executive further warrants that he has not been the subject of any criminal or civil proceeding, investigation, or sanction by any licensing authority of any state, Federal agency, court, other public body, or of any self-regulatory organization. Executive further represents that he is not aware of any basis that he would not be fit to transact business with an agency or instrumentality of the federal or any state government.

SECTION II

Position.

2.1	Effective July 1, 2008 and for the remainder of the Employment Term, Executive shall serve as the Company’s Chief Financial Officer and shall principally perform Executive’s duties to the Company and its affiliates from the Company’s offices in Rockville, Maryland, subject to normal and customary travel requirements in the conduct of the Company’s business to customer locations and to its facilities, including (but not limited to) its facilities in Florida, Louisiana, Maryland, Nevada, North Carolina, and Texas. In such position, Executive shall report to the CEO and shall have such duties which shall be those normally performed by a Chief Financial Officer.

2.2	During the Employment Term, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the CEO.

2.3	Executive has no equity interest in any company engaged in the same lines of business as the Company. Executive agrees not to acquire any interest in any such company without the express consent of the Company. Notwithstanding the foregoing, the Executive may acquire up to a two percent interest in any publicly traded company so long as his activity with respect to such company remains a passive investment.

2.4	Executive, as an obligation of employment, shall be/become familiar with requirements of law(s) applicable to the lines of business in which the Company is engaged and similarly with respect to its legal obligations as a public company. Should any practice at the Company appear to be inconsistent with such requirements, the Executive shall report such incident or suspected activity to the CEO, or to counsel for the Company (at the address identified in Section 11.7, below). Failure to comply with the obligations of this section is grounds for immediate dismissal.

2.5

To the extent required by Section 304 of the Sarbanes-Oxley Act of 2002, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, the Chief Financial Officer (i.e., the Executive) shall reimburse the Company for any bonus or other incentive-based or equity-based compensation received by him from the Company during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever occurs first) of the financial document embodying such financial reporting requirement and shall reimburse the Company for any profits realized from the sale of securities of the Company during that 12-month period.

SECTION III

Base Salary.

3.1	The Executive will be paid a base salary at regular installments in accordance with the Company’s usual payment practices. The Executive’s base salary will be paid at an annual rate of $295,000. The Executive’s base salary, as in effect at a given time hereunder, is hereinafter referred to as the “Base Salary.” Any changes to Base Salary during the term of this Employment Agreement shall be as authorized by the Compensation Committee of the Board.

SECTION IV

Incentive Bonus.

4.1	Executive is, and shall be, eligible to earn an incentive cash bonus award (an “Incentive Bonus”), as determined by the Board. The current Incentive Bonus range for which the Executive is eligible, subject to determination by the Board, is set forth in Schedule 4-1.

SECTION V

Equity Arrangements.

5.1	The Executive is, and shall be, eligible to earn awards under the Company’s 2003 Equity Incentive Plan, the Company’s 2006 Stock Incentive Plan and/or such similar programs as may be adopted from time-to-time to provide long-term incentives for executives of the Company (as applicable, the “Plan”).

5.2	The Executive shall be entitled to receive a grant of 25,000 shares of restricted Company common stock (the “Initial Restricted Stock”) at the next meeting of our Board or the Compensation Committee of the Board following the Start Date (as defined below). The Initial Restricted Stock shall be subject to the terms and conditions of a restricted stock agreement approved by the Board and the applicable Plan, including a four year vesting schedule.

5.3	The Executive shall be eligible to earn an annual grant of restricted Company common stock (the “Restricted Stock”), as determined by the Board. The current range for which the Executive is eligible, subject to determination by the Board, is 10,000 to 20,000 shares of Restricted Stock per year with a target of 15,000 shares of Restricted Stock (the “Target Restricted Stock Grant”). The Restricted Stock shall be subject to the terms and conditions of a restricted stock agreement approved by the Board and the applicable Plan.

5.4	Subject to the Executive’s continued employment with the Company on the date of a Change in Control, the Executive shall fully vest in the Initial Restricted Stock, the Restricted Stock and all other equity awards held by the Executive that relate to the common stock of the Company. Such vesting shall occur immediately prior to the date of the Change in Control.

SECTION VI

Employee Benefits.

6.1	During the Employment Term, Executive shall be entitled to participate in the employee benefit plans of the Company maintained generally for employees (including, e.g., without limitation, standard medical and dental benefits, and savings plan), as well as those maintained for other senior executives of the Company. In addition, Executive shall be eligible for the following benefits:

A.	Three weeks of paid vacation per year which may be taken at such times as approved by the CEO, which approval will not be unreasonably withheld; and

B.	Term life insurance as currently in effect and to be maintained in an amount equal to at least three times the Executive’s Base Salary.

SECTION VII

Business Expenses.

7.1	During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.

SECTION VIII

Termination.

8.1	The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason in accordance with the provisions of this Section VIII. Notwithstanding any other provision of this Employment Agreement, the provisions of this Section VIII shall exclusively govern the Executive’s rights upon termination of employment with the Company and its affiliates. The following provisions shall apply to termination of the Executive’s employment with the Company.

A.	By the Company for Cause.

(i)	The Employment Term and Executive’s employment hereunder may be immediately terminated by the Company for Cause (as defined below) at any time.

(ii)	For purposes of this Employment Agreement, “Cause” shall mean the Executive’s: (i) failure to comply with any law or regulation arising from conduct not undertaken in good faith; (ii) commission of an act of fraud upon, or act evidencing dishonesty to, the Company; (iii) misappropriation of any funds, property, or rights of the Company; (iv) willful breach or habitual neglect of Executive’s job duties or Executive’s failure or refusal to comply with explicit directives of the Company; (v) conviction of a felony or a misdemeanor involving moral turpitude; (vi) use or possession of illegal drugs at work or Executive’s working under the influence of drugs at work; or (vii) Executive’s breach of the provisions of any non-competition or confidentiality agreements with, or written policies of, the Company or its affiliates to which Executive is bound or subject.

(iii)	If Executive’s employment is terminated by the Company for Cause, Executive shall be entitled to receive:

(a)	The Base Salary through the date of termination;

(b)	Reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of the Executive’s termination; and

(c)	Such Employee Benefits, if any, as to which Executive may be entitled under the terms of the employee benefit plans of the Company.

B.	By the Company Without Cause or by the Executive with Good Reason (Including Death or Permanent Disability).

(i)	The Employment Term and Executive’s employment hereunder may be terminated by the Company at any time without Cause.

(ii)	If Executive’s employment is terminated by the Company without Cause, upon the death, or permanent disability of the Executive, or by the Executive for Good Reason, then Executive shall be entitled to receive:

(a)	Two times the Executive’s Base Salary payable in the form of salary continuation over the twelve month period following the termination date in accordance with the Company’s normal payroll practices as in effect on the date of termination of Executive’s employment, except that any payments that would otherwise have been made before the first normal payroll payment date falling on or after the sixtieth (60th) day after the date of termination of Executive’s employment (the “First Payment Date”) shall be made on the First Payment Date;

(b)	Continuation of healthcare benefits at the Company’s expense for a period of twelve months following the termination date provided, however, that the amount of healthcare benefits reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year;

(c)	The Initial Restricted Stock, the Restricted Stock and all other equity awards held by the Executive that relate to the common stock of the Company, in each case, that would have vested in the twelve (12) month period following the Executive’s date of termination had the Executive remained employed by the Company during such twelve (12) month period shall be immediately vested on the date of termination;

(d)	Any Incentive Bonus earned for the performance period that has ended prior to the date of termination that remains unpaid as of the date of termination;

(e)	Reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; and

(f)	Such Employee Benefits, if any, as to which Executive may be entitled to under the terms of the employee benefit plans of the Company.

(iii)	Executive shall have the right, upon not less than 30 days’ advance written notice to the Company, to terminate his employment hereunder for “Good Reason” (as hereinafter defined) if the Company fails to substantially cure the action set forth as grounds for Good Reason. Any such notice of termination of employment by Executive for Good Reason must be given in writing to the CEO, within four calendar months after the occurrence of the event constituting Good Reason.

(a)	“Good Reason” means (i) the assignment to Executive of any duties inconsistent in any material respect with Executive’s position (including status, offices, titles, and reporting relationships), authority, duties, or responsibilities as of the Effective Date; and (ii) the Company’s failure to honor all of the terms of this Employment Agreement, excluding for such purpose any isolated, insubstantial, and inadvertent action not taken in bad-faith and which is remedied by the Company promptly after receipt of written notice thereof from the Executive.

(iv)	Permanent disability shall be determined based upon the ability of the Executive to perform the functions of Chief Financial Officer. The determination that the Executive is permanently disabled for purposes of any Company paid disability policy with respect to the Executive shall be proof that the Executive is permanently disabled.

(v)	Notwithstanding any provision to the contrary in this Employment Agreement, the Executive shall not be eligible to receive the payments and benefits set forth in Section 8.1(B)(ii)(a), (b) and (c) unless (x) on or prior to the 50th day following the date of his termination, the Executive executes and delivers to the Company a waiver and release of claims agreement, in the form attached hereto as Appendix C (the “Release”), which Release may be amended by the Company to reflect changes in applicable laws and regulations, and (y) such Release shall not have been revoked by the Executive on or prior to the 60th day following the date of his termination. The salary continuation payments payable hereunder are intended to constitute separate payments for purposes of Section 1.409A- 2(b)(2) of the Treasury Regulations.

C.	By the Company Without Cause During the First Nine Months Following the Start Date.

(i)	Notwithstanding the provisions set forth in Section 8.1(B)(ii), if Executive’s employment is terminated by the Company without Cause during the first nine (9) months following the Start Date, the Executive shall only be entitled to receive:

(a)	Tweleve (12) months of the Executive’s Base Salary payable in the form of salary continuation over the twelve month period following the termination date in accordance with the Company’s normal payroll practices as in effect on the date of termination of Executive’s employment, except that any payments that would otherwise have been made before the first normal payroll payment date falling on or after the sixtieth (60th) day after the date of termination of Executive’s employment (the “First Payment Date”) shall be made on the First Payment Date;

(b)	Twenty-five (25) percent of Executive’s Initial Stock Grant shall become immediately vested;

(c)	Continuation of healthcare benefits at the Company’s expense for a period of twelve months following the termination date provided, however, that the amount of healthcare benefits reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year;

(d)	Reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; and

(e)	Such Employee Benefits, if any, as to which Executive may be entitled to under the terms of the employee benefit plans of the Company.

(ii)	Except as provided in Section 8.1(c)(i), if Executive’s employment is terminated by the Company without Cause during the first nine (9) months following the Start Date, the Initial Restricted Stock, the Restricted Stock and all other equity awards held by the Executive on the date of termination that relate to the common stock of the Company, shall not vest and instead shall be forfeited.

(iii)	If the Executive’s employment is terminated by the Company without Cause during the first nine (9) months following the Start Date, but after (x) there is a Change in Control or (y) David Blair is no longer CEO of the Company, the provisions set forth in this Section VIII, paragraph C shall not apply.

(iv)	The Executive shall not be entitled to receive any payments or benefits pursuant to Section 8.1(B)(ii) in the event he is entitled to payments and benefits under this Section 8.1(C).

(v)	Notwithstanding any provision to the contrary in this Employment Agreement, the Executive shall not be eligible to receive the payments and benefits set forth in Section 8.1(C)(i)(a), (b) and (c) unless (x) on or prior to the 50th day following the date of his termination, the Executive executes and delivers to the Company a waiver and release of claims agreement, in the form attached hereto as Appendix C (the “Release”), which Release may be amended by the Company to reflect changes in applicable laws and regulations, and (y) such Release shall not have been revoked by the Executive on or prior to the 60th day following the date of his termination. The salary continuation payments payable hereunder are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(vi)	For purposes of this Section VIII, paragraph C:

(a)	“Change in Control” shall have the meaning ascribed to such term in Appendix B.

(b)	“Start Date” means the date Executive becomes actively employed by the Company but in any event, no later than June 1, 2008.

D.	By the Executive without Good Reason.

(i)	The Employment Term and Executive’s employment hereunder may be terminated by the Executive without Good Reason upon not less than 90 days’ advance written notice to the Company.

(ii)	If Executive’s employment is terminated by the Executive without Good Reason, then Executive shall be entitled to receive:

(a)	The Base Salary through the date of termination;

(b)	Reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; and

(c)	Such Employee Benefits, if any, as to which Executive may be entitled under the terms of the employee benefit plans of the Company.

E.	Termination Within 12 Months After Change in Control

(i)

In the event that Executive’s employment is terminated within twelve months after a Change in Control by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to the same rights, payments and benefits as provided in paragraph B of this Section VIII, except the amount provided in Section 8.1(B)(ii)(a) shall be paid in a lump sum within thirty (30) days following the effective date of the Release if the Change in Control constitutes a “change in control event” (as set forth in Section 409A). In addition, the Executive shall be entitled to receive a lump sum payment equal to two times his Target Bonus (without regard to any reduction in Base Salary after the Change in Control). Notwithstanding the foregoing, if as provided in Appendix A Executive would otherwise be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the amounts payable under this Employment Agreement shall be reduced as provided in Appendix A.

(ii)	If any contest or dispute shall arise under this Employment Agreement involving termination of Executive’s employment with the Company within twelve months after a Change in Control, the Company shall reimburse Executive for all reasonable legal fees and related expenses, if any, incurred by Executive in connection with such contest or dispute if a court of competent jurisdiction or an arbitration panel substantially upholds Executive’s position, provided, that the Company shall make any such reimbursement to Executive as soon as practicable after such reimbursement becomes due, but in no event later than December 31st of the year following the year in which the applicable fees and related expenses were incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year.

(iii)	For purposes of this Section VIII, paragraph E:

(a)	“Cause” shall have the meaning given to such term in Section 8.1A(ii).

(b)	“Good Reason” shall have the meaning set forth in paragraph 8.1B(iii)(a) of Section VIII and shall also include (i) any requirement of the Company that Executive (a) be based anywhere more than fifty (50) miles from Executive’s primary office location and more than fifty (50) miles from Executive’s principal residence at the time of the Change in Control or (b) travel on Company business to an extent substantially greater than the travel obligations of Executive immediately prior to such Change in Control; and (ii) the Company’s failure to continue to provide Executive with benefits in the aggregate substantially equivalent to the benefits Executive was entitled to under the employee benefit plans of the Company in which Executive was participating immediately prior to such Change in Control, at a substantially equivalent cost.

(c)	“Change in Control” shall have the meaning ascribed to such term in Appendix B.

F.	Notwithstanding anything to the contrary in this Section 8.1, the Executive shall not be entitled to any severance payments or benefits pursuant to this Section 8.1 that provide for deferral of compensation covered by Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) unless the Executive’s termination of employment constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). If, at the time the Executive experiences a “separation from service,” the Company determines that the Executive is a “specified employee,” as defined in Section 409A (and the regulations promulgated thereunder), then notwithstanding anything to the contrary in this Employment Agreement, any and all amounts payable under this Section VIII that would constitute deferred compensation subject to Section 409A, as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within the six (6) month period following such separation from service, shall instead be paid on the thirtieth day following the expiration of the six (6) month period following the separation from service, in cash and in the form of a lump sum.

SECTION IX

Notice of Termination.

9.1	Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11.7 hereof. For purposes of this Employment Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Employment Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

SECTION X

Confidentiality.

10.1	Executive acknowledges and agrees to the provisions of the Confidentiality and Non-Competition Addendum set forth fully in Schedule 10-1 to this Employment Agreement, made a part hereof, and acknowledged by the signatures of the Executive and Company (or their respective representatives).

SECTION XI

Miscellaneous.

11.1	Governing Law. This Employment Agreement, except as otherwise expressly provided, shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to conflicts of laws principles thereof.

11.2	Entire Agreement/Amendments. This Employment Agreement (together with its Schedules, appendices and the Confidentiality and Non-Competition Addendum) contains the entire understanding of the parties with respect to the employment of Executive by the Company and supersedes in their entirety the Prior Employment Agreement. There are no restrictions, agreements, promises, warranties, covenants, or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Employment Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

11.3	No Waiver. The failure of a party to insist upon strict adherence to any term of this Employment Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Employment Agreement.

11.4	Severability. In the event that any one or more of the provisions of this Employment Agreement shall be or become invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions of this Employment Agreement shall not be affected thereby.

11.5	Assignment. This Employment Agreement shall not be assignable by Executive. This Employment Agreement may be assigned by the Company to a company which is a successor in interest to substantially all of the business operations of the Company. Such assignment shall become effective when the Company notifies the Executive of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company, provided that any assignee expressly assumes the obligations, rights, and privileges of this Employment Agreement.

11.6	Successors; Binding Agreement. This Employment Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devises, and legatees of the respective parties to this Employment Agreement.

11.7	Notice. For the purposes of this Employment Agreement, notices and all other communications provided for in the Employment Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, and addressed to the respective addresses set forth below or to such other address as either party may have furnished to the other in writing in accordance herewith. Notice of change of address shall be effective only upon receipt.

If to the Company:	HealthExtras, Inc.
800 King Farm Boulevard, 4th Floor
Rockville, MD 20850
Attn: Thomas Farah, Esq.
General Counsel

If to Executive:	To the most recent address of Executive set forth in the personnel records of the Company.

11.8	Withholding Taxes. The Company may withhold from any amounts payable under this Employment Agreement such federal, state, and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

11.9	Counterparts. This Employment Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[The remainder of this page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the day and year first above written.

HealthExtras, Inc.		Executive

BY:	/s/ David T. Blair	/s/ Hai Tran
	David T. Blair	Hai Tran
TITLE:	Chief Executive Officer

SCHEDULES TO THE EMPLOYMENT AGREEMENT OF MARCH 26, 2008

BETWEEN HEALTHEXTRAS, INC. AND HAI TRAN

Schedule 4-1 (Incentive Bonus)

The Executive participates in the Executives and Senior Management bonus pool, tier 1, targeting a bonus ranging between 0 percent and 100 percent of Base Salary, with a target bonus of 50 percent of Base Salary (the “Target Bonus”).

Schedule 10-1 (See the Confidentiality and Non-Competition Addendum annexed to and made a part of the Employment Agreement)

CONFIDENTIALITY AND NON-COMPETITION ADDENDUM TO THE

EMPLOYMENT AGREEMENT OF MARCH 26, 2008

BETWEEN HEALTHEXTRAS, INC. AND HAI TRAN

WHEREAS, HealthExtras, Inc. (“Company”) has and intends to devote large amounts of time, effort, and expense in developing, acquiring, and using technical and non-technical information (“Confidential Information,” “Written Material,” and “Inventions” as more specifically defined below and referred to collectively as “Proprietary Information”) in the healthcare delivery industry and human resource management industry and may, both on its behalf and on behalf of customers of the Company, develop, or participate in the development of additional Proprietary Information

WHEREAS, during the employment of Hai Tran (the “Executive”) with the Company, the Company anticipates the development of additional Proprietary Information; and

WHEREAS, in the course of performance of Executive’s duties for the Company, Executive will be given or have access to the Company’s Proprietary Information which is vital to the success of the Company’s business and the Company must be protected from the substantial injury and loss that it would suffer as a result of violations of this Confidentiality and Non-Competition Addendum (“Confidentiality Addendum”); and

WHEREAS, the Company is desirous of balancing its interests in protecting its Proprietary Information with Executive’s right to be free from unreasonable restraints of trade;

NOW THEREFORE, in consideration of good and valuable consideration, including but not limited to the employment or continued employment of Executive, the Company and Executive mutually agree as follows:

SECTION I

Confidential Information.

1.1	Non-Disclosure, Use and Return of Confidential Information. Executive agrees that at all times (both during his/her employment with the Company and after his/her separation from the Company): (i) not to disclose Confidential Information to unauthorized persons, (ii) not to copy or use Confidential Information for unauthorized purposes, and (iii) to comply with any procedures that the Company may adopt to preserve the confidentiality of Confidential Information. Upon termination of employment with the Company, Executive agrees to deliver to the Company all Confidential Information in his/her possession, including files stored in electronic or other media, and agrees not to retain copies of any Confidential Information. If Executive has some question as to whether certain information falls within the scope of Confidential Information, he/she agrees to treat such information as Confidential Information until told otherwise in writing by the Company. The Company further agrees to respond promptly when questioned about whether something is Confidential Information.

1.2	Definitions. For purposes of this Confidentiality Addendum, the term Confidential Information means any information, whether or not reduced to writing: (i) that is not generally known in the Company’s trade or industry, (ii) that the Company or its customers and clients treat, or is obligated to treat, as confidential, and (iii) that Executive may create or have access to as a result of his/her employment with the Company. Confidential Information includes, but is not limited to, trade secrets, and other information concerning the Company’s products and services, business procedures, marketing, customers (including their identities, services acquired from the Company, pricing, and contact list), and software.

SECTION II

Intellectual Property.

2.1	If during Executive’s employment with the Company, the Executive accomplishes or conceives any invention, creation, works, or intellectual property in any other forms, as a result of or relating to the employment of Executive with the Company, the proprietary rights to such intellectual property, including but not limited to patent, copyright, trade secrets, and other related rights, shall be vested in the Company.

2.2	Executive shall promptly give the Company full details of any invention or improvement which he/she may from time-to-time make or discover in the course of his/her duties, and to further the interests of the Company’s undertaking with regard thereto. Any such invention or improvement shall be the property of the Company without any additional compensation to Executive, and Executive shall take all steps, and execute such documents as may be necessary and reasonably required by the Company, at the expense of the Company, to procure and ensure that the Company obtains and retains complete and exclusive legal title to any such invention or improvement.

2.3	The Executive shall assist the Company in obtaining, securing, and enforcing the abovementioned intellectual property rights as is required by the Company.

SECTION III

Return of Company Property.

3.1	Executive shall promptly, whenever requested by the Company, and in any event upon the termination of his/her employment with the Company, deliver to the Company all lists of clients or customers, correspondence, and all other documents, papers, records, and any other properties which may have been prepared by him/her or have come into his/her possession in the course of his/her employment with the Company. Executive shall not be entitled to, and shall not retain, any copies thereof. Title and copyright thereto shall be vested in the Company.

SECTION IV

Non-Competition and Non-Solicitation.

4.1	Non-Competition.

A.	In consideration of the remuneration and benefits given by the Company hereunder and in view of Executive’s position in the Company that would enable him/her to get access to trade secrets and other Confidential Information, Executive hereby explicitly agrees and commits for the period of his employment with the Company and for a period of twelve months following his termination of employment with the Company, as follows:

(i)	That he/she shall not attempt in any manner to solicit from any of the Company’s clients business of the type performed by the Company, or to persuade any clients to cease business, to reduce the amount of business which a client has customarily done or contemplates doing with the Company, or any of its subsidiary companies, whether or not the relationship with the Company and such client was originally established in whole or in part through Executive’s efforts;

(ii)	That he/she shall not attempt to employ or assist anyone else to employ, any person who is/has been employed by the Company (or any of its affiliates and subsidiary companies) within the six months period prior to the Executive’s separation from service with the Company;

(iii)	That he/she shall not at any time disclose to anyone any Confidential Information or trade secrets of the Company, or any client of the Company, or utilize such Confidential Information or trade secrets for Executive’s own benefit, or for the benefit of any third parties;

(iv)	That he/she shall not remove from the Company, or make copies of, any memoranda, notes, records, computer diskettes/files, or other documents concerning the business of the Company and/or its clients, compiled by the Executive, or made available to the Executive, during the employment period.

B.

The Executive shall not, at any time during the period of his employment with the Company and for a period of twelve months following his termination of employment with the Company, directly or indirectly engage in, have any equity interest in, interview for a potential employment or consulting relationship with or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any portion of the Business (as defined below) of the Company anywhere in the world. Notwithstanding the previous sentence, the twelve month period in the previous sentence shall be substituted with a twenty four month period in the event the Executive’s employment with the Company ends within the twelve month period following a Change in Control. Nothing herein shall prohibit the Executive from being a passive owner of not more than 2% of the outstanding equity interest in any entity that is publicly traded, so long as the Executive has no active participation in the business of such entity. As used in this Section 4.1, (i) the term “Company” shall include the Company and its subsidiaries, and (ii) the term “Business” shall mean the business of the Company, as such business may be expanded or altered by the Company during the period of the Executive’s employment with the Company.

C.	Executive agrees that should he/she violate these covenants, damages to the Company will be difficult to enforce. In recognition of the loss that a breach would cause, Executive agrees that the applicable restrictive period shall be extended so that the Company enjoys a complete, contiguous restrictive period during which Executive has honored this Confidentiality Addendum.

4.2	Reasonableness of Restrictions. Executive acknowledges: (i) that the restrictions in Section IV are reasonable in terms of scope: duration, geographically, and otherwise, (ii) that the protection afforded to the Company hereunder is necessary to protect its legitimate business interests, and (iii) that the agreement to observe such restrictions form a material part of the consideration for the Employment Agreement, including this Confidentiality Addendum, and his/her employment by the Company.

4.3	Enforceability. In the event that, notwithstanding the foregoing, any of the provisions of Section IV shall be held to be invalid or unenforceable, Executive agrees that the remaining provisions hereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of Section IV, relating to the time period and/or the areas of restriction and/or any related aspects, shall be declared by a court of competent jurisdiction to exceed the maximum restrictions such court deems reasonable and enforceable, the time period and/or areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become, and thereafter be, the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

4.4	Injunctive Relief. Executive understands that his/her failure to comply with the obligations under this Confidentiality Addendum and in particular the restrictions contained in Section IV of this Confidentiality Addendum will cause the Company to suffer irreparable injury and harm, the full extent of which will, or may, be impossible to ascertain, and for which monetary damages will not be a complete remedy. Accordingly, Executive agrees that the Company will, in addition to any other remedies available to it at law or in equity, be entitled to preliminary and permanent injunctive relief to enforce, or to prevent a breach of, the terms of this Confidentiality Addendum.

SECTION V

Miscellaneous.

5.1	Assignability. This Confidentiality Addendum may be assigned only as part of, and consistent with the assignment provisions of Section 11.5 of the Employment Agreement of which it is a part.

5.2	Former Employers. The Executive represents that the Executive’s employment by the Company does not and will not breach any agreement with any former employer, including any non-compete agreement or any agreement to keep in confidence or refrain from using information acquired by the Executive prior to the Executive’s employment by the Company. During the Term of Employment, the Executive agrees that the Executive will not violate any non-solicitation agreements the Executive entered into with any former employer or improperly make use of, or disclose, any information or trade secrets of any former employer or third party, nor will the Executive bring onto the premises of the Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreement with that former employer or third party.

5.3	Successors; Binding Agreement. This Confidentiality Addendum (along with the entire Employment Agreement) shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees of the respective parties to the Employment Agreement (which includes this Confidentiality Addendum).

5.4	Governing Law. This Confidentiality Addendum will be deemed signed in Maryland, and will be governed by and construed in accordance with the laws of the State of Maryland, without regard to conflict of laws.

5.5	Surviving Obligations. The terms of this Confidentiality Addendum shall survive the expiration of the other provisions of the Employment Agreement.

IN WITNESS WHEREOF, the parties to the Employment Agreement have duly executed, and thereby expressly acknowledged and agreed to this Confidentiality Addendum to the Employment Agreement.

[The remainder of this page intentionally left blank. Signature page follows.]

HealthExtras, Inc.		Executive

BY:	/s/ David T. Blair	/s/ Hai Tran
	David T. Blair	Hai Tran
TITLE:	Chief Executive Officer

APPENDIX A TO THE EMPLOYMENT AGREEMENT OF MARCH 26, 2008

BETWEEN HEALTHEXTRAS, INC. AND HAI TRAN

Cut-back to Safe Harbor Cap on Payments

(a) Notwithstanding anything in this Employment Agreement to the contrary, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of Executive, whether pursuant to the terms of this Employment Agreement or otherwise (the “Payments”), would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the amounts payable to Executive under this Employment Agreement shall be reduced (reducing first the payments under paragraph 8.1E of Section VIII of the Employment Agreement, unless an alternative method of reduction is elected by Executive) to the maximum amount necessary to result in no portion of the Payments being subject to such excise tax (the “Safe Harbor Cap”). For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable to Executive under this Employment Agreement (and no other Payments) shall be reduced, unless consented to by Executive.

(b) All determinations required to be made under this Appendix A shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within ten (10) business days of the receipt of notice from the Company or Executive that there has been a Payment, or such earlier time as is requested by the Company. Notwithstanding the foregoing, in the event (i) the Board shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the person(s) effecting the Change in Control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder.

If the Accounting Firm determines that payments shall be reduced to the Safe Harbor Cap, it shall furnish Executive with a written opinion to that effect, and to the effect that Executive is not required to report any Excise Tax on Executive’s federal income tax return. If the Accounting Firm determines that no Excise Tax would otherwise be payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that Executive is not required to report any Excise Tax on Executive’s federal income tax return. The determination by the Accounting Firm shall be binding upon the Company and Executive (except as provided in paragraph (c) below).

(c) If it is established pursuant to a final determination of a court or the Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, Executive by the Company, which are in excess of the limitations provided in paragraph (a) to this Appendix A (hereinafter referred to as an “Excess Payment”), Executive shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of Executive’s receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made under this Appendix A. In the event that it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or (ii) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to Executive within ten (10) days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to Executive until the date of payment. Executive shall cooperate; to the extent Executive’s expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the IRS in connection with the Excise Tax or the determination of the Excess Payment. Notwithstanding the foregoing, in the event that amounts payable under this Employment Agreement were reduced pursuant to paragraph (a) of this Appendix A and the value is stock options is subsequently redetermined by the Accounting Firm (as defined below) within the context of Treasury Regulation §1.280G-1 Q/A 33 that reduces the value of the Payments attributable to such options, the Company shall promptly pay to Executive any amounts payable under this Employment Agreement that were not previously paid solely as a result of paragraph (a) up to the Safe Harbor Cap. To the extent Executive’s expenses are reimbursed by the Company pursuant to this paragraph, the Company shall make any such reimbursement to Executive as soon as practicable after such reimbursement becomes due, but in no event later than December 31st of the year following the year in which the applicable fees and related expenses were incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year.

APPENDIX B TO THE EMPLOYMENT AGREEMENT OF MARCH 26, 2008

BETWEEN HEALTHEXTRAS, INC. AND HAI TRAN

Definition of Change in Control

For purposes of this Employment Agreement, “Change in Control” means the occurrence of any one of the following events:

(i) individuals who, on March 26, 2008, constitute the Board (the “Incumbent Directors”) cease for any reason within any twenty-four (24) month period to constitute at least a majority of the Board (or the board of directors of any successor to the Company), provided that any person becoming a director subsequent to such date whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board (including by reason of any agreement intended to avoid or settle such election contest or solicitation of proxies) shall be deemed to be an Incumbent Director until twenty-four (24) months after such election;

(ii) any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction, as defined in paragraph (iii), or (E) by any person of Company Voting Securities from the Company, if a majority of the Incumbent Board approves in advance the acquisition of beneficial ownership of 35% or more of Company Voting Securities by such person;

(iii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business

Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 90% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”);

(iv) the consummation of a sale of all or substantially all of the Company’s assets; or

(v) the occurrence of any other event that the Board determines by a duly approved resolution constitutes a Change in Control.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 35% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

APPENDIX C TO THE EMPLOYMENT AGREEMENT OF MARCH 26, 2008

BETWEEN HEALTHEXTRAS, INC. AND HAI TRAN

Release of Claims

FOR AND IN CONSIDERATION OF the benefits to be provided me in connection with my Separation from Service (as such term is defined in the Employment Agreement), as such benefits are set forth in the Employment Agreement between me and HealthExtras, Inc. (the “Company”), dated as of March 26, 2008 (the “Employment Agreement”), my receipt of which is conditioned on my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my spouse, child or children, heirs, executors, administrators, beneficiaries, devisees, representatives, attorneys, successors, and assigns, and all others claiming through me, hereby release, forever discharge, and covenant not to sue the Company, its subsidiaries, its other affiliates, and all of their respective past, present and future officers, directors, trustees, fiduciaries, shareholders, employees, agents, administrators, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them (all of the foregoing, the “Released”), both individually and in their official capacities, from any and all causes of action, rights and claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, including, without limitation, any and all causes of action, rights or claims in any way resulting from, arising out of or connected with my employment by the Company or any of its subsidiaries or other affiliates or my Separation from Service (as such term is defined in the Employment Agreement) or pursuant to any federal, state or local law, regulation or other requirement (including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, and the laws addressing fair employment practice of the state or states in which I have been employed by the Company or any of its subsidiaries or other affiliates, as each may be amended from time to time). Capitalized terms used in this Release of Claims which are defined in the Employment Agreement are used herein with the meanings so defined.

In signing this Release of Claims, I acknowledge my understanding that I may not sign this Release of Claims prior to my Separation from Service (as such term is defined in the Employment Agreement), but that I may consider the terms of this Release of Claims for up to fifty (50) days from the Separation Date (as such term is defined in the Employment Agreement). I also acknowledge that I am advised by the Company and its subsidiaries and other affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, had I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms. I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Employment Agreement. I understand that I may revoke this Release of Claims at any time within ten (10) days of the date that I signed this Release of Claims by giving written notice to the Chairman of the Board of Directors of the Company and that this Release of Claims will take effect only upon the expiration of such ten-day revocation period and only if I have not timely revoked it. I also understand that, if I do revoke this Release of Claims in a timely manner, the Company (including its subsidiaries and affiliates) will be relieved of all further obligations to me under the Employment Agreement.

The Release shall be subject to Sections 11.1, 11.5 and 11.6 of the Employment Agreement to the same extent as such sections apply to the Employment Agreement. This Release is final and binding and may not be changed or modified except in a writing signed by me and the Company.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:

Name (please print): [ ]

Date Signed: